Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1997 Equity Incentive Plan and the Amended and Restated 1998 Non-Employee Directors’ Stock Option Plan, of Valentis, Inc. of our report dated August 20, 2003, with respect to the consolidated financial statements of Valentis, Inc. included in its Annual Report (Form 10-K), as amended, for the year ended June 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

January 13, 2004